AIRCRAFT LEASE AGREEMENT


This lease agreement ("Agreement") is entered into as of the 1st day of October, 1996 (Effective Date), by and between CP Transportation, Inc. ("Lessor") and Sequent Computer Systems, Inc. ("Lessee").

                                   RECITALS

WHEREAS, Lessor and Lessee desire that Lessee lease a certain 1970 Gulfstream American G-1159, N183SC, Serial No. 091 equipped with two (2) Royal Royce Model Spey MK511-8 engines Serial No.'s 8633 and 8644
("Aircraft"), pursuant to the terms of this Agreement;

NOW, THEREFORE, the parties agree as follows:

1.   TERM AND TERMINATION

     The term of this Agreement shall be three (3) years. This Agreement shall also terminate upon any sale or transfer of ownership of the Aircraft by Lessor. Any such sale or transfer of ownership shall be upon mutual agreement of the parties.

2.   LEASE OF AIRCRAFT

     Lessor hereby leases the Aircraft to Lessee on an exclusive basis, however Lessor may use the Aircraft at such times as are agreeable to Lessee. Lessor agrees to pay for any operating costs associated with Lessor's use of the Aircraft, including pilot fees, fuel and incidental fees and shall also pay a fee of $650 per flight hour for any unallocated tax, insurance and maintenance reserve.

     Lessee may sublease the Aircraft on such terms as it shall determine, provided, however, that Lessee shall remain primarily liable to Lessor upon any such sublease.

3.   LESSOR REPRESENTATION

     Lessor represents and warrants that is has the requisite authority to act as Lessor of the Aircraft and to enter into this Agreement. Lessor further warrants that the Aircraft is currently registered, certificated and airworthy under and in accordance with requirements of the Federal Aviation Administration (FAA) and has been maintained in accordance with the FAA Regulations found in 14 FAR, Part 91.

4.   AIRCRAFT MAINTENANCE

     During the term of this Agreement, Lessee agrees, at its cost, to keep the Aircraft in good and efficient working order, condition and repair, to maintain the Aircraft in compliance with the manufacturer's recommended service and maintenance specifications and with the requirements of FAR Part 91, and to keep the Aircraft currently registered, certificated and airworthy under and in accordance with the requirements of the FAA.

     During the term of this Agreement Lessee agrees to pay $175.00 per flight hour flown into an interest bearing Engine Restoration Reserve
     (ERR). Payment into the ERR shall be made monthly on the first day of the month following the calendar month in which the hours are accrued. The ERR is to be used to defray any costs associated with engine mid-life inspections, engine overhauls, and thrust reverser overhauls. In the event that the ERR is insufficient to cover any said costs incurred during the term of this Agreement, Lessee agrees to pay the deficit. Upon termination of this lease any residual associated with such ERR shall pass to Lessor.

5.   AIRCRAFT CHARGES

     As rental for Lessee's use of the Aircraft, Lessee agrees to pay Lessor as follows:

    (a) $50,000 per month due and payable on the 1st day of each month commencing November 1996.

    (b) Incidental expenses including, but not limited to, landing charges, airport fees and customs charges incurred during the Lessee's operation of the Aircraft when charged to Lessor and not paid directly by Lessee.

    (c)  Any and all property taxes assessed with respect to the Aircraft.

     This is an irrevocable lease, and any present or future law to the contrary notwithstanding, Lessee's obligation to pay Lessor or its assigns all amounts due hereunder is absolutely unconditional and this Lease shall not terminate by operation of law or otherwise, except as set forth in Paragraph 1, nor shall Lessee be entitled to any abatement, reduction, setoff, counterclaim, defense or deduction with respect to any of the aircraft charges described herein, or any other amounts payable by the Lessee hereunder, nor shall any obligations of Lessee hereunder be affected for any reason whatsoever, no matter how, when, or against whom asserted, arising or claimed; provided, however, that Lessee may institute an independent action or claim against Lessor
    (but not against any collateral assignee of Lessor) for any alleged breach hereof. No collateral assignee of Lessor shall be liable to perform any covenant of Lessor. The provisions of this paragraph are made expressly for the benefit of Lessor and any assignee of Lessor. This Agreement is subject and subordinate to the rights of Pitney Bowes Credit Corporation under that certain Security Agreement by and between Pitney Bowes Credit Corporation as Secured Party and CP Transportation, Inc. as Debtor dated as of October 31, 1996.

6.   INSURANCE

     (a) During the term of this Agreement Lessee shall, at Lessee's expense, maintain hull insurance on the Aircraft for the value stated in Subparagraph (c), below, including all-risk ground and flight insurance, seizure and confiscation insurance plus breach of warranty insurance and comprehensive liability coverage which shall name Lessor, Pitney Bowes Credit Corporation, and any pilot operating the Aircraft on behalf of Lessor as an additional insured, including Lessor's use of the Aircraft, in an amount of not less than $100,000,000 without right of subrogation against Lessor. Certificates of the insurance will be furnished to the Lessor upon request. The policy shall require the carrier to provide to the insured, and Lessee, in turn, shall provide to Lessor, not less than thirty (30) days written notice prior to any cancellation or reduction in coverage.

     (b) The Aircraft shall at all times be in the care, custody and control of Lessor or Lessee.

     (c) Lessor states the maximum replacement value of the Aircraft for hull coverage purposes is $4,400,000. Hull insurance furnished as provided in this Paragraph 6 shall be for the Aircraft's replacement value at time of loss. Lessor agrees to make no further claim against Lessee in excess of the maximum of replacement value for loss or damage to the Aircraft arising out of any occurrence. Lessor will bear any insurance deductible applicable to any loss.

7.   INDEMNIFICATION

     Lessee shall indemnify Lessor, including any of its assignees and creditors and specifically including Pitney Bowes Credit Corporation
    (collectively, the "Indemnitees") and shall hold such Indemnitees harmless from and against all loss, liability, damages, costs and expense (including, without limitation, attorneys' fees) incurred or suffered by such Indemnitees as a result of or arising out of any and all claims and demands relating in any way to Lessee's possession or use of the Aircraft; provided that such indemnification shall not cover any such loss, liability, damages, costs or expense attributable to possession or use of the Aircraft by Lessor or any failure by it to perform any of its obligations under this Agreement.

8.   EVENTS OF DEFAULT; ACCELERATION

     A very important element of this Agreement is that Lessee make all its payments promptly as agreed upon. Also essential is that the Aircraft continue to be in good condition and adequate security for the indebtedness. The following are events of default under this Agreement which will allow Lessor to take such action under this Section and under Section 9 as it deems necessary:

     (a) any of Lessee's obligations to Lessor under any agreement with Lessor is not paid on or before the tenth day following the date when the same becomes due and payable;

     (b) Lessee breaches any warranty or provision hereof, or of any note or of any instrument or agreement delivered by Lessee to Lessor and such breach continues for a period in excess of thirty (30) days after Lessor shall have given Lessee written notice of default with respect thereto;

     (c) Lessee breaches any policy of insurance covering the Aircraft; or if any such policy be canceled;

     (d) Lessee becomes insolent or ceases to do business as a going concern;

     (e) it is determined that Lessee has given Lessor materially mis-leading information regarding its financial condition and such information shall not be made good within thirty (30) days after written notice thereof to Lessee;

     (f) any of the Aircraft is lost, secreted, misused, destroyed, encumbered, seized, confiscated or disposed of in violation of the terms hereof;

     (g) a petition in bankruptcy or reorganization be filed by or against Lessee or Lessee admits in writing its inability to pay its debts as they mature;

     (h) property of Lessee be attached unless the attachment doesn't result in the threatened or actual foreclosure of the property and, further, that the attachment is either bonded or released within thirty (30) days of such attachment or a receiver be appointed for Lessee;

     (i)  whenever Lessor in good faith believes the Aircraft is insecure;

     If Lessee shall be in default hereunder, the indebtedness herein described and all other debts then owing by Lessee to Lessor under this or any other present or future agreement shall, if Lessor shall so elect, become immediately due and payable. This acceleration of all indebtedness, if elected by Lessor, shall be subject to all applicable laws, including laws as to rebates and refunds of unearned charges.

9.   LESSOR'S REMEDIES AFTER DEFAULT; CONSENT TO ENTER PREMISES

     Lessor may require Lessee to return the Aircraft to Lessor at a place to be designated by Lessor which is reasonably convenient to both parties. If permitted by law, the Sheriff of any county in which the Aircraft is located may, on request of Lessor and the delivery to the Sheriff of a copy hereof, take possession of the Aircraft. Expenses of retaking and the like shall include reasonable attorneys' fees and other legal expenses.

10.  WAIVER OF DEFAULTS; AGREEMENT INCLUSIVE

     Lessor may in its sole discretion waive a default, or cure, at Lessee's expense, a default. Any such waiver in a particular instance or of a particular default shall not be a waiver of other defaults or the same kind of default at another time. No modification or change in this Agreement or any related note, instrument or agreement shall bind Lessor unless in writing signed by Lessor. No oral agreement shall be binding.

11.  NOTICES

     All notices hereunder shall be sent to the following addresses, via U.S. First Class mail:

     If to Lessor:    CP Transportation, Inc.
                      5256 S.W. Humphrey Boulevard
                      Portland, OR  97221

     If to Lessee:    Sequent Computer Systems, Inc.
                      Attn:  Ross Summers
                      15450 SW Koll Parkway
                      Beaverton, OR  97006

     If to Assignee:  Pitney Bowes Credit Corporation
                      3020 Old Ranch Parkway, Suite 410
                      Seal Beach, CA  90740

12.  GOVERNING LAW AND ATTORNEYS FEES

     This Agreement shall be governed by the laws of the state of Oregon. Should a dispute arise with respect to any portion of this Agreement, the prevailing party shall be entitled to its reasonable attorneys fees and costs in any litigation.

13.  TRUTH IN LEASING CLAUSE

     LESSOR AND LESSEE UNDERSTAND THAT THE AIRCRAFT HAS BEEN MAINTAINED AND INSPECTED DURING THE PERIOD PRECEDING THE EXECUTION OF THIS AGREEMENT, COMMENCING UPON THE EFFECTIVENESS OF THE REGISTRATION OF THE AIRCRAFT WITH THE FAA, UNDER FEDERAL AVIATION REGULATIONS PART 91. LESSEE CERTIFIES THAT THE AIRCRAFT WILL BE MAINTAINED AND INSPECTED WITH THE APPLICABLE MAINTENANCE AND INSPECTION REQUIREMENTS OF THE FEDERAL AVIATION REGULATIONS PART 91. AT ALL TIMES DURING THE TERM OF THIS AGREEMENT, LESSOR AND LESSEE UNDERSTAND THAT LESSEE IS THE PARTY RESPONSIBLE FOR THE OPERATIONAL CONTROL OF THE AIRCRAFT DURING THE PERIODS IN WHICH LESSEE HAS POSSESSION OF THE AIRCRAFT UNDER THIS AGREEMENT. LESSEE CERTIFIES THAT IT UNDERSTANDS ITS RESPONSIBILITIES FOR COMPLIANCE WITH APPLICABLE FEDERAL AVIATION REGULATIONS. LESSEE'S CORRECT NAME AND ADDRESS APPEAR IN SECTION 11 ABOVE. AN EXPLANATION OF FACTORS BEARING ON THE OPERATIONAL CONTROL AND PERTINENT FEDERAL AVIATION REGULATIONS CAN BE OBTAINED FROM THE NEAREST FAA FLIGHT STANDARDS DISTRICT OFFICE.


IN WITNESS WHEREOF, the parties have executed this Agreement as follows:


Lessor:  CP TRANSPORTATION, INC.    Lessee:  SEQUENT COMPUTER SYSTEMS, INC.

By:____________________________     By:________________________________

Title:  President                   Title:  Vice President Finance and CFO

Date:   October 1, 1996             Date:   October 1, 1996